EXHIBIT 99.2

Q4 2004 AXEDA SYSTEMS INC. EARNINGS CONFERENCE CALL

FEBRUARY 22, 2005

CALL PARTICIPANTS

• Robert M. Russell Jr.	Axeda Systems Inc., Chairman and CEO

• Karen Kupferberg	Axeda Systems Inc., CFO

• Dale Calder	Axeda Systems Inc., President

PRESENTATION

Operator:

Good Evening Ladies and Gentlemen, welcome to the Axeda Systems Conference Call. My name is Lacy and I will be your conference facilitator today. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer period. If you would like to ask a question, please email it to ir@axeda.com and we will do our best to answer it at the conclusion of our prepared remarks. Thank you.

Before we move on to the call I will read the company’s safe harbor statement:

This conference call may contain certain forward-looking statements that are intended to be covered by the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are based on current expectations of future events that involve a number of risks and uncertainties that may cause the actual events or future results to differ from those discussed herein. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “will,” “plans,” “estimates,” or comparable terminology, or by discussions of strategy or intentions.

Listeners are advised to read Axeda’s Annual Report on Form 10-K and quarterly reports on Form 10-Q and Forms 8-K filed with the Securities and Exchange Commission, particularly those sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of risks and uncertainties.

Listeners are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this conference call. The Company undertakes no obligation to update or otherwise release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. I will now turn the call over to Bob Russell, chairman and CEO of Axeda.

Robert M. Russell Jr.:

Operator, thank you, Lacy, appreciate it. Thanks. Good evening everyone, and welcome to our 2004 fourth quarter and year-end conference call. We appreciate you taking time out of your busy schedule to be with us here today. With me on the call this evening are Karen Kupferberg, our Chief Financial Officer, and Dale Calder, our President. I will begin with a brief overview of the quarter; and then I’ll have Karen follow up with a review of the financial results, and I will return with a summary of the progress of the business. After the conclusion of my remarks we will take your questions via email.

Let me start off by saying I’m very pleased to report that we have posted record DRM revenues for the fourth quarter of $3.7 million, representing 36% growth from our Q3 results and growth of 9% for the same period of 2003. Operating losses were also reduced by 50% over that period.

I am very pleased to announce that since our last conference call with all of you, we have made significant progress in our business, with orders from leading OEMs, such as Cardinal Health, Quantum Corporation, Respironics, Tecan, and Kurita Water Industries. All five of those accounts have joined our growing family of DRM customers.

I’ll go into much further detail about these customers and a number of other significant accomplishments since our last call after Karen reviews the company’s financial results. So, with that, let me turn it over to Karen to talk about the fourth quarter and year-end financial results. Karen?

Karen Kupferberg:

Thanks Bob, and good evening everyone. I will cover the earnings report for the quarter and year ended December 31, 2004, review the balance sheet and our cash position, and provide an update to our current guidance. Prior to addressing the quarterly comparisons, I would like to highlight major financial milestones achieved in posting these results. Our 4th quarter revenues of $3.7 million represent a new record for DRM revenue for Axeda for the periods since we exited the PC business in 2002. In 2004 we reduced our operating loss by 36% from 2003. 4th quarter 2004 license revenues increased significantly both sequentially over the third quarter of 2004, as well as when compared to the 4th quarter of 2003, up 42% and 16% respectively, driving overall revenue growth. By increasing total revenues in the 4th quarter by 36% sequentially and 9% versus the 4th quarter of 2003, all the while actively managing expenses lower, we believe that we have positioned the business to achieve profitability by year end. Our gross margins continue to improve, driven by improvements in our services model and a higher mix of license sales. We slashed our operating loss by more than 50% as compared to the 4th quarter of 2003, and by 36% as compared to the full 2003 year.

Let’s move on to review the quarterly comparisons as reported in today’s news release. For the fourth quarter ended December 31, 2004, we reported total revenues of $3.7 million, as compared to total revenues of $3.4 million reported during the same quarter of 2003. The increase in total revenues was driven by higher license sales, which improved by $0.3 million or 16% over the 2003 year. Sequentially, this improvement is even more dramatic, as license revenues improved by 41%, from $1.7 million in the 3rd quarter of 2004 to $2.4 million in the 4th quarter of 2004.

For the year ended December 31, 2004, total revenues were $12.9 million compared to 2003 total revenues of $13.2 million. Total revenues decreased slightly in 2004 in part due to the Company’s exit from its personal computer business. Revenue from DRM systems increased slightly.

Gross margins continued their steady improvement and climbed to 77% in the 4th quarter of 2004, up from 60% for the same period in 2003, and above the 65% in the third quarter of 2004. For the full 2004-year, our gross margins improved to 66%, up from 57% in 2003. The fourth quarter 2004 margins improved in all revenue categories, as license margins improved to 98%, up from 85% a year ago, and margins on services and maintenance were strong at 44%, versus 30% a year ago. As has been discussed on previous calls, we have reduced our costs and increased our utilization rates in services. As a result, services, which were a breakeven operation in 2003, produced a gross margin of 28% for the full year of 2004.

Operating expenses for the 4th quarter of 2004 were $4.0 million, down 8% from $4.3 million in the same period in 2003, and you may recall the 2003 results included a one-time non-recurring benefit of $0.4 million due to a reduction in some outstanding liabilities. For the full year 2004, operating expenses were reduced by 20% from 2003, to $18 million from $22.6 million, and we expect the changes made throughout 2004 will result in lower expenses yet again in 2005. This reduction in operating expense reflects the sharp reduction in spending rate discussed in previous calls.

The resulting 4th quarter operating loss of $1.1 million showed more than 50% improvement, from the loss of $2.3 million in the 4th quarter of 2003, and the loss of $2.6 million in the 3rd quarter of 2004. The annual figure was reduced similarly, from $15.0 million for the full year 2003 down to $9.6 million in 2004. The net loss for the 2004 fourth quarter was $(3.3) million or $(0.10) per share compared to a fourth quarter 2003 net loss of $(2.2) million or $(0.07) per share. The increase in net loss is due in part to significant non-cash accounting charges having to do with our accounting for recent financings. We have recently amended these financings, and believe that this charge will be eliminated going forward. For the year, net loss improved from $13.6 million in 2003 to $9.7 million in 2004.

Moving over to the balance sheet, let’s review the significant balances and changes during the quarter. Starting with the cash position, we ended the year with $2.4 million in cash, an increase of $1.0 million over the September 30, 2004 balance of $1.4 million. This change of $1.0 million results from our October financing with Laurus which netted approximately $4.0 million, offset by the operating loss of $1.1 million, approximately $0.5 million in costs associated with settlements of outstanding litigation that was discussed last call, and an increase in accounts receivable of $1.4 million. The increase in accounts receivables from $2.7 million in the 3rd quarter to $4.1 million at December 31 is due to a large balance that was paid in the first week of 2005. Basic shares outstanding as of December 31 total 32.5 million.

Based on our forecast and the economic outlook, we are projecting revenues for 2005 to be in the range of $15.2 million to $16.5 million, representing DRM revenue growth of approximately 15% to 25% from 2004 results. For the 1st quarter, we expect revenues to be $3.5 - 4.0 million, with a slight decrease possible from the recent quarter due to budget seasonality we have observed in our customers and prospects spending behavior. We expect subsequent quarters to demonstrate sequential growth, though this may be lumpy as is typical of our results. We believe that based on our revenue expectations and tight control of expenses, we should achieve breakeven cash flow this fiscal year. We believe that our cash consumption will be slightly higher than our net loss.

We believe that our current cash reserves provide sufficient funding for the business to achieve breakeven cash flow. We believe that through our actions, we have positioned the business to continue its growth in DRM and progress toward profitability. We forecast growth in all key markets, have targeted a few select new markets and will continue to manage our costs to achieve profitability.

At this point, I will now turn the call back over to Bob for an update on our business progress this quarter.

Robert M. Russell Jr.:

Karen, thanks.

First off, let me start off and talk a little bit about the market and what we’re seeing. I mean, we remain very excited about the market for DRM; it’s continuing to grow and is benefiting from several new market drivers. Two of those that I’ll talk about are—the first one is regulations such as Sarbanes-Oxley have forced end-user organizations to be completely accountable for all activities on their networks, both local and remote. This accountability is forcing many of those companies to maintain an audit of ALL external network access and to completely control remote access to and from their network. As a result, OEMs who provide remote monitoring and support solutions are now required to satisfy this need. We believe that Axeda DRM is very well positioned to fulfill this requirement.

Additionally, the FDA, the federal Food & Drug Administration, recently ruled that equipment providers are now responsible for all anti-virus definition and operating system security updates. And I think you’ve all seen with the avalanche of new operating system security patches and anti-virus definition file updates we believe that the most economical and reliable way to fulfill this requirement, is to do them through remote technology. Again, we believe that Axeda DRM is very well positioned to fulfill this requirement.

These drivers, along with the traditional market drivers of lowered cost through improved support and service operations and revenue growth through new DRM enabled services are really just some of the factors driving the expansion of our market.

Let me switch gears a little bit to a couple of new accounts. Since our last earnings call, we have seen a very strong interest from market leaders in many segments, who are seeking to satisfy these and other needs by utilizing remote technology. As we previously described, a couple of selected companies that have licensed our solution since the last call include:

Cardinal Health. I think you all know Cardinal, they trade on the New York Stock Exchange as CAH; they’re number 17 on the Fortune 500 list, and the leading provider of products and services supporting the healthcare industry, with over $65 billion in sales has licensed the Axeda® DRM system for remote monitoring and proactive support of its patient point-of-care products. Cardinal plans to rapidly deploy Axeda’s DRM technology to their installed base, which currently includes over 100,000 automated medicine-dispensing systems.

Quantum, the world’s largest volume supplier of both tape drives and tape automation and a pioneer in the development of disk-based systems optimized for backup and recovery, with revenues of over $800 million US, will utilize Axeda DRM for proactive monitoring and remote management of their tape libraries and disk-based backup systems.

Respironics, a leading developer, manufacturer, and distributor of innovative products and programs that serve the global sleep and respiratory markets, with annual sales of over $750 million US, will use Axeda DRM to monitor their mobile Esprit® Critical Care Ventilators.

Tecan, a Swiss based developer, producer, and distributor of solutions enabling the discovery of pharmaceutical substances and diagnostics, with over $230 million in sales, has licensed Axeda DRM for remote and proactive support of their liquid handling systems and laser scanning devices used in many segments of laboratory automation.

And Kurita Water Industries, a leading provider of advanced water and environmental management solutions, with annual revenues of $1.4 billion, will utilize Axeda DRM for remote service and operations of their Ultrapure Water Device used in manufacturing of Plasma and LCD display systems.

And, again, these are just a few but we’re extremely pleased to welcome these leading companies as new customers and we’re really looking forward to working with them on their successful deployments worldwide.

I thought it would be good just to stop and talk a little bit about some of our existing customers and how we have seen relationships with our existing customers continue to expand as they progress in their deployments.

For example:

EMC, a customer we announced on our last call, has entered into an agreement with us to utilize our professional services organization to customize Axeda DRM for use within their own support center environment. This is a major development, a positive order for us.

Abbott Laboratories has recently expanded their product lines and the geographical deployment for their AbbottLink DRM enabled solution.

Applied Biosystems, has also recently expanded product lines enabled by their DRM enabled BioMonitor solution and continues their successful deployment as they roll out their ABI product line.

And Boeing has recently automated Midway Airport in Chicago, using Axeda DRM as part of their overall operational support of that facility. And we are very pleased to be part of that.

Additionally, I am pleased to announce that another one of our customers, Fuji Photo Film, has introduced their Axeda DRM enabled Fujifilm Intelligent Device Services last week at the 2005 PMA Annual Convention and Tradeshow. The service, which has been operational at a number of select Fuji customer locations since mid-2004, has generated very strong feedback both from Fuji and their customer base. One major store chain owner, who used the system during the Christmas holiday rush, was able to keep system downtime to within 30 minutes. The Fuji service team was able to remotely pinpoint the problems with their photo mini-lab and get them back up and running without having to send a tech out to the chain location. Fuji has clearly stated their DRM enabled solutions are going to be an invaluable tool to help lab operators improve their service to customers and reduce downtime and overall service costs.

Fuji joins the rapid–rapidly growing list of our customers, such as Applied Biosystems, NetApp, Beckman Coulter, Varian Medical Systems, and Olympus who are successfully rolling out their own branded solutions powered by Axeda DRM.

Let me talk a little bit about what we see going on in the market. I am pleased to report that the 1st annual Remote Device Monitoring & Management Conference was a resounding success. It was chaired by our president Dale Calder and many of our customers spoke about their own successes and their own experiences and how DRM enabled solutions really can affect an entire industry. A great conference.

Some of the highlights from that, which I think is a matter of public record, is Tom Elwood is the Senior Manager, and head of Program Management for EMC spoke about how utilizing a proactive support model, enabled by the Axeda DRM solution, will continue to improve their customer relationships and meet their regulatory requirements—similarly to what I talked about a couple of minutes ago with Sarbanes-Oxley.

CJ Rotella, Director of Technical ops and Operations for Egenera, highlighted the Axeda® DRM is a key component of their high touch - high technology service strategy and how he believes that it will help them continue to increase customer loyalty and drive market share.

Todd Lauer is the Product Support Engineering Manager for Varian Medical Systems–outlined the key benefits that they were receiving from their DRM implementation such as increased product utilization and uptime, timely software updates & fixes and reduced customer and service costs. Those are a few of the highlights of the conference.

On the product and technology news, on the technology front, we continue with our... our constant string of product innovations with our January release of Axeda DRM Version 3.8. Highlights of the release include the next generation of our Software Development Kit (SDK), and a new dynamic web user interface. The SDK both simplifies the integration of DRM into our customers’ business systems, and really enables the use of Axeda DRM as a platform for many new applications, giving us the opportunity to tap new markets through value added resellers. The dynamic web user interface speeds up the information flow by giving users the latest device status without having to navigate in a cumbersome fashion between pages—and we’re excited about that.

So, just in closing, we continue to see very positive developments in the market and we’re off to a very strong start in 2005. With the addition of leading companies like Cardinal Health, Quantum, Respironics, Kurita, and Tecan, we are very excited with our prospects for the beginning of 2005 and beyond.

We intend to continue to grow the company by increasing our customer base, expanding into new vertical markets, extending relationships with our existing customers, and growing our service revenues, while we continue to aggressively manage our costs.

And, with that, I just want to thank you. We appreciate all your support in helping us to capture a significant share of this opportunity. We want to thank you for taking time out of your busy schedule today to be with us. And we’ll take your questions by email today. And, as the operator said, please send them to: ir@axeda.com. So, with that, I’m gonna move a microphone and we’ll be ready for your questions in just a sec, thanks. [pause]

QUESTION AND ANSWER

Operator:

Okay, first question: What is the status of the NASDAQ de-listing process?

Robert M. Russell Jr.:

What is the status of the NASDAQ de-listing process. Let me ask Karen to start with that one.

Karen Kupferberg:

We cured the equity deficiency issue that was raised on our January 7th, 2005 de-listing notice. We went to the Nasdaq appeals board on February 17 to make our case to continue to be listed on the Nasdaq small-cap market. At the appeals board, we asked for an exception to the bid-price rule. Today, February 22, 2005, our 180-day extension ends. We also asked for an extension until April 30th 2005 to meet the minimum equity requirements and requested an additional grace period to August 22, 2005 to meet the minimum bid requirement. We will let you know when we hear back from Nasdaq.

Robert M. Russell Jr.:

Good, thanks, Karen. Next one?

Operator:

Next question: How does the company plan to achieve profitability, and when?

Robert M. Russell Jr.:

Let me just take that one. I think I talked a little bit about it. But with the start that we’re off to in the first quarter I think we continue to see Growth coming from existing markets such as life sciences and enterprise technologies. As we’ve seen with people like EMC and Abbott, reorders from our growing customer base are gonna be a big part of profitability. I think we’re also gonna see activity in new markets such as mobile devices—we talked a little bit about Respironics and other opportunities that are currently within our sales pipeline. And we’re targeting profitability by the end of the year, based on a combination of increased DRM revenue and our reduced cost structure, which Karen talked a little bit about during her section.

Operator:

Thank you. Third question: Will you need to raise more money this year?

Karen Kupferberg:

Based on our current plan, we believe that our current cash position is adequate to reach profitability by the end of the year.

Operator:

Thank you. One additional question: With different news about different customers coming out, will you–may expect to see PRs from the clients in the future? And if you could please elaborate on progress being made using the hosting model? That’s all part of one question.

Robert M. Russell Jr.:

Let me take the PR question and then I’ll let Dale talk about the hosting question. With everything going on in our lovely litigious society, we’ve been very conservative from a PR standpoint. And we’ve tied all of our PR very carefully to what our customers want to do. And when our customers want to announce at a trade show or an industry event, we’re part of that announcement. And, you know, we’re very comfortable to continue to acquire new orders and announce when our partners want to have us announce. Let me ask Dale to answer the second part of that question about the hosting model.

Dale Calder:

Sure, Bob. We’ve made very good progress on the hosting model. It’s been a, it’s been a big asset for us in the selling cycle. Our annuity streams have continued to build and, you know, we’re pretty satisfied with where it’s going. We hope to continue to see that annuity stream build over the next, next couple of years and become an even more significant portion of our recurring revenue stream.

Operator:

Thank you. You mentioned that EMC placed another order, tell us more about that order?

Dale Calder:

Yes, it’s pretty straightforward. It’s really to integrate DRM into their IT infrastructure, our customers purchase professional services to accelerate that deployment. And EMC purchased additional professional services from us to help support and accelerate their DRM roll-out plans.

Operator:

Thank you. Additional question: What is the status of the shareholder litigation?

Robert M. Russell Jr.:

Let me ask Karen to respond back to that.

Karen Kupferberg:

The 2000 security class action litigation of Ravisent technologies has been settled between the litigants. The court has issued preliminary approval of the settlement, with a final approval pending a fairness hearing on April 6th. I am also pleased to announce that the litigation with IPM has been settled.

Robert M Russell Jr.:

Good. And I think just to finish on that, any of the vestiges of the past of Ravisent are behind us and I think that the team’s done an outstanding job with the shareholder law suit and with the IPM litigation. So let me just see what else we’ve got here.

Operator:

Another question. You mentioned the FDA ruling on anti-virus updates. Tell me more about how Axeda plays in that space?

Robert M Russell Jr.:

Yes, I mean, Dale basically invented this, so I’m gonna just let him take it from the top.

Dale Calder:

Sure, Bob. As you guys may know, medical devices, a lot of medical devices, are built off a standard PC infrastructure. Now medical device market is a regulated industry. And as a result, these devices, even though they’re built with standard PC infrastructure, go through a process where they’re validated before they’re shipped. Now the issue is, is that once a device has been shipped and it’s left effectively with the buyers and OS—you know virus definition and OS patch levels—that occurred at the validation level. And there’s been a big question in the industry as to whether the end-users or whether the OEMs bore responsibility for updating those operating systems and keeping those virus definitions up to snuff. What the FDA did recently is they actually ruled, because it’s a regulated device and validated device, that it’s actually the responsibility of the OEMs to care for the operating systems upgrade and to care for the virus definition upgrades. Which means that now they’re culpable for ensuring that those devices in the field are running the current or contemporary virus definition file levels and operating system levels. Now if they were to do this with their field force, that represents a huge, huge cost burden to the company. So what we’re seeing is we’re seeing a trend where a lot of companies that have had that type of asset are looking to remote technologies like DRM to solve this problem. We feel this is gonna be a very important trend in our favor and in the evolution of our market.

Robert M. Russell Jr.:

Good, okay, thanks, Dale.

Operator:

You mentioned Respironics as a customer with mobile products. Is this a new market opportunity for Axeda?

Robert M Russell Jr.:

I’ll turn that back over to Dale?

Dale Calder:

Sure, Bob. DRM, Axeda DRM, now in the Version 3.8 fully supports what we call “occasional use devices.” What this means from our perspective is that a device does not have to be connected to a [inaudible] the full time in order to benefit from the benefits that Axeda DRM can bring it. Now a device like Respironics’ device, which is the medical respirator; these devices are mobile devices, found in hospitals. And, in fact, that category of device really far outnumbers the types of fixed assets that you would find in a hospital or laboratory environment. What we’re able to do with that type of device now is that while they’re in use and mobile they’re not tethered to the system. But, you know, the biomed group of a hospital is now able to roll, effectively, these devices up to a docking station when they have a problem with a particular unit. And it will at that point in time connect to the DRM system, allowing the service personnel to provide online diagnostics at that point in time. Now, the capabilities that went into that we think will drive benefits, you know, both obviously for those types of customers; but also benefits to Axeda as, you know, we seek to kind of pattern-match that success among many other types of mobile devices of similar characteristics.

Operator:

Another question that came in. Kurita Water Industries is a Japanese company. Can you give us an update on Axeda’s progress in the Japanese market?

Robert M. Russell Jr.:

Sure, I’ll start and then let Dale finish up. And then I think we’ll wrap up with this, it looks like we’ve got the last question coming in. Yes, Kurita. Axeda, first off, we sell through distributors in Japan: Agrex and Hitachi High Tech. The channel is making significant progress for us and I think, you know, we can talk about, you know, the recent win we had with Kurita and significant wins we’ve had with Noritsu in the photo kiosk marketplace, and Olympus in the clinical diagnostic marketplace. I think we look forward and we expect to see continued revenue contribution from not only Japan but from the entire Far East. Dale do you want to add anything else?

Dale Calder:

No, I think the only other driver that’s benefiting us, in addition to an excellent channel, our products have been fully internationalized for some period of time and it’s available in Japanese. And for our Japanese customers that wish to use the product domestically in Japan, that is a significant advantage—as many of the Japanese service personnel do not speak English.

Robert M. Russell Jr.:

And with that, you know, I will close with what I say on every call. We would welcome any and all of you for a visit here in Mansfield. We’re very proud of what we’ve done. If we’ve got any other questions and specifics, please feel free to give us a call directly. We appreciate your time and effort and, again, I know as so many of you have taken us up on, we’d love to have you here in Mansfield for a visit. And please give us a call and... thanks for taking time out of your busy schedule today and we’ll talk to you all soon. Thanks very much.

Operator:

That concludes today’s conference call. You may now disconnect.

END